Exhibit 10.1


                     STEM CELL COLLECTION SERVICES AGREEMENT


This Agreement is made as of December 15, 2006 by and among NeoStem, Inc., a Delaware corporation ("NeoStem"), with its principal executive offices at 420 Lexington Avenue, Suite 450, New York, New York, 10170 and HemaCare Corporation, a California corporation ("HemaCare"), with its principal executive offices located at 15350 Sherman Way, Suite 350, Van Nuys, CA 91406. WH1rREAS, pursuant to the original agreement (the "Original Agreement") dated as of September 26, 2005, NS California, Inc., a California corporation ("NS California"), which was formerly named NeoStem, Inc., entered into a stem cell collection services agreement pursuant to which HemaCare agreed to provide services to NS California in the form of stem cell collections and other services mutually agreed to in writing in accordance with the terms of the Original Agreement; and

WHEREAS, effective January 2006, the assets of NS California relating to its adult stem cell collection, processing and storage services were purchased by a subsidiary of NeoStem, which was formerly named Phase HI Medical, Inc.;

WHEREAS, pursuant to an Amendment and Consent to Assignment dated as of September 26, 2005 HemaCare consented to the assignment, and the Original Agreement was thereafter assigned, to NeoStem; and

WHEREAS, NeoStern and HemaCare wish to enter into a new agreement that will supersede the Original Agreement in order to revise and expand its relationship.

NOW, THEREFORE, the parties hereto agree as follows.

1. Original Agreement.

The Original Agreement is hereby terminated and superseded in its entirety by the terms of this Agreement.

2. Performance of Services.

2.1. HemaCare shall provide services pursuant to this Agreement consisting of apheresis services for the collection of adult stem cells from peripheral blood for the purpose of long term storage (the "Services") and as set forth on Attachment A.

2.2 HemaCare shall also provide services, pursuant to this Agreement, and if requested, consisting of apheresis services for the collection of adult stem cells from peripheral blood for other purposes, such as research.

2.3. HemaCare shall perform the Services in strict accordance with the terms of this Agreement, the applicable FDA regulations and guidelines, all licensing requirements of any jurisdiction in which they operate, cGMP standards, and in compliance with all other applicable federal, state, or local laws. The Services shall be performed using commercially reasonable standards by qualified individuals with appropriate training.

2.4 HemaCare acknowledges the importance of timely performance of its obligations hereunder and that any delay can have significant financial consequences to NeoStem. Accordingly, HemaCare will use its reasonable best efforts to complete the Services in a timely manner. In the event HemaCare is unable to perform the Services, NeoStem shall be free to engage an alternate apheresis collection provider to provide such Services.

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2.5 The Services will be performed by HemaCare either at (i) its own facilities;
(ii) a NeoStem facility (a "NeoStem Facility"); or (iii) a facility pursuant to one of NeoStem's collaborative arrangements (a "Third Party Center").

2.6 HemaCare shall develop a NeoStem Standard Operating Procedures Manual ("SOP's") for the collection of Peripheral Blood Progenitor Cells (PBPC) to be used by NeoStem as its own SOP and kept by NeoStem at their laboratory and corporate offices for the term of this agreement. SOP's may not be copied or distributed other than for internal use to others and shall not be changed or altered by NeoStem without prior written approval by HemaCare. HemaCare will maintain those procedures in accordance with FDAJAABB requirements and/or changes that might occur as the result of apheresis manufacturer directives or changes in the standards of practice. NeoStem will have the right to continue paying the Annual Maintenance fee, as described in Attachment B, to continue using the SOP's after the agreement is terminated for up to 10 years. The indemnification provisions contained in Section 10.1 of this agreement shall apply to HemaCare's obligations contained in this Section 2.5 regarding maintenance of SOP's during and after termination of this Agreement.

3. Exclusivity of Services.

During the term of this Agreement, HemaCare shall provide the Services, exclusively, (as defined in Section 2.1) to NeoStem and its Third Party Centers and HemaCare will not directly or indirectly provide the Services to any other customer of HemaCare or otherwise. Furthermore, HemaCare agrees that it will not engage in any business that processes or provides autologous or directed donor long-term storage for adult stem cells. This exclusivity is not intended to prevent HemaCare or its subsidiaries from engaging in its business activities of providing therapeutic apheresis services to patients for clinical or research purposes as long as it is not for the purpose of storage for future use. NeoStem recognizes that Hemacare's new subsidiary stores and sells delinked human biological specimens and notes that this activity will not be considered to place HemaCare and its subsidiaries in breech of this agreement.

In the event NeoStem elects to expand its business model, to include providing apheresis services for the collection of cells other than stem cells from peripheral blood("Other Services"), it shall so notify HemaCare in writing and for a period of thirty (30) days after delivery of such notice (the "Negotiation Period"), HemaCare shall have the first right to negotiate an arrangement with NeoStem for the provision of such Other Services. During the Negotiation Period, the parties shall negotiate in good faith and shall cooperate with each other to provide all information reasonably necessary for HemaCare to make a proposal with respect to such her Services. In the event that during the Negotiation Period, the parties reach agreement on the terms of such arrangement, the parties shall use commercially reasonable efforts to enter into a binding agreement reflecting such arrangement on or before the 30th day following the end of the Negotiation Period (the "Documentation Period"). In the event that the parties are unable to reach agreement as to such arrangement during the Negotiation Period or enter into a binding agreement during the Documentation Period, NeoStem shall be free to engage any third party or parties to provide such Other Services, without liability or obligation to HemaCare. For the avoidance of doubt, this first right to negotiate does not extend to hospitals and academic institutions outside of a 50-mile radius of HemaCare's service areas, or for those facilities, within HemaCare's service area, that have pre-existing agreements or in-house personnel providing the services.

5. Term.

Ms Agreement shalt become effective on the date hereof and will remain in effect for a period of five years, unless terminated earlier in accordance with the provisions of Section 14 hereof. This Agreement may be extended if mutually agreed to in writing in accordance with the terms and conditions contained in this Agreement. This Agreement supersedes the terms of the Original Agreement.

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6. Payment for Services Rendered.

6.1 Compensation for the services rendered pursuant to the terms of this Agreement shall be in accordance with Attachment B. After the initial 12, months of the Agreement, fees may change based on the mutual agreement of the parties. All newly recommended infectious disease tests (recommended by the FDA, or the AABB, or the State of California or industry standard) or additional quality control requirements in addition to current tests will be charged to NeoStem.

6.2 HemaCare will provide to Neostem a monthly invoice that itemizes the previous month's Services and specifies the payment due for such month. Such invoice shall be accompanied by a report providing sufficient detail so as to support the payments specified in the invoice. Payment is due in full within 30 days of Neostem's receipt of invoice. Any amounts not paid when due shall thereafter bear interest until paid at the lesser of the maximum lawful rate or 1.0% per month.

7. Retention of Records; Audit Request.

HemaCare shall keep complete and accurate records pertaining to the performance of Services hereunder. During the term of this Agreement and for a period of three years thereafter, at the request of NeoStem, HemaCare shall permit a representative of NeoStem at times and upon reasonable notice to examine such records and make copies thereof as may be necessary to determine the correctness of any report or payment made under this Agreement.

8. Independent Contractor.

HemaCare is an independent contractor and will not act as an employee, agent, partner or co-venturer of Neostem. HemaCare shall not enter into any agreement(s) or incur any obligations on Neostem's behalf, or commit Neostem in any manner without Neostem's prior written consent.

9. Use of Name.

Each party agrees not to use the name of any other party to this Agreement in any advertising or news release or other publication that implies a promotion or an endorsement of any other party, without the prior written consent of the other party.

10. Indemnification and Insurance.

10.1 Indemnification by HemaCare. HemaCare shall defend, hold harmless and indemnify Neostem, its directors, officers, employees and agents from and against all claims, demands, actions, liability, loss, damage and expenses (including reasonable attorneys' fees) actually incurred by Neostem arising out of HemaCare's performance of Services under this Agreement; provided; however, that HemaCare shall have no obligation to defend, hold hanmless or indemnify with respect to any liability, loss, damage or expense resulting from NeoStem's
(1) failure to adhere to the terms of this Agreement, (2) failure to comply with any applicable FDA or other governmental requirements, (3) negligence or malfeasance, or (4) failure to follow good medical practice or good laboratory practice.

10.2 Indemnification by Neostem. Neostem shall defend, hold harmless and indemnify HemaCare, its directors, officers, employees and agents from any and all claims, demands, actions, liability, loss, damage and expenses (including reasonable attorneys' fees) actually incurred by HemaCare as the result of claims, demands, or judgments that may be made or instituted against them or any of them by reason of personal injury (including death) to any person or damage to property arising. out of performance of the Services at a NeoStem Facility; provided, however, that Neostem shall have no obligation to defend, hold harmless or indemnify with respect to any liability, loss, damage or expense resulting from HemaCare's (1) failure to adhere to the terms of this Agreement or Neostem's written instructions relative to the Agreement, (2) failure to comply with any applicable FDA or other governmental requirements, (3) negligence or malfeasance, or (4) failure to follow good medical practice or good laboratory practice.

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10.3 Insurance. Each party, at its expense, will maintain and keep in full force and effect, with insurance carriers that maintain a Best's rating of at least
"A" and are permitted to do business in the United States, such insurance as is consistent with industry standard, including but not limited to: professional and product general liability insurance, including broad form contractual liability coverage, with at least a One Million Dollars ($1,000,000.00) combined, single policy limit for each occurrence and Three Million Dollars ($3,000,0000) in the aggregate; all of which insurance will specifically apply to the obligations assumed by the parties hereunder. All insurance coverage required herein will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby. Each party will provide to the other a Certificate of Insurance naming the other as an additional insured upon request.

10.4 Requirements for Indemnification. A party seeking indemnification shall provide prompt written notice of circumstances which might reasonably be expected to give rise to a claim for indemnification and of the initiation of any action or proceeding that may reasonably lead to a claim for indemnification. Upon such notice, the indemnifying party shall have the right to assume the defense and settlement of any such action or proceeding, provided that the indemnifying party shall not settle any action or proceeding with any admission of liability or wrongdoing by the indemnified party without such indemnified party's prior written consent.

11. Limitation of Liability.

No party shall be liable to any other party for any special, incidental or consequential damages.

12. Ownership; Inventions

12.1 All information received from NeoStem or obtained or delivered to NeoStem as a result of HemaCare's performance of Services hereunder ("NeoStem Information") shall be the sole property of NeoStem and NeoStem shall be free to disclose and use the NeoStem Information, regardless of origin, for any purpose.

12.2 Any new knowledge or inventions that are developed from the collection of a NeoStem client shall be the sole property of NeoStem and NeoStem shall be free to file the appropriate applications for patent protection, orphan drug status or other regulatory exemptions.

13. Confidentiality; Public Announcement

13.1 During the term of this Agreement and for a period of three years thereafter (and notwithstanding any termination or expiration of this Agreement), NeoStem and HemaCare shall not use or reveal or disclose to third parties any confidential information received from the other party without first obtaining the written consent of the other party. Notwithstanding the above, the party to whom confidential information was disclosed (the "Recipient") shall not be in violation of this Agreement with regard to disclosure of information that Recipient can evidence by competent written proof (a) is or becomes part of the public domain subsequent to the time it was communicated to the Recipient by the other party through no fault of the Recipient, (b) is already in Recipient's possession free of any obligation of confidence at the time it was communicated to the Recipient, (c) is disclosed to the Recipient by a third party having the right to do so, which third party did not obtain the same, directly or indirectly, from the other party, or (d) is in response to a valid order by a court or other governmental body (but solely to the extent of and pursuant to such order), provided that the Recipient provides the other party with prior written notice of any disclosure in response to a court or other governmental order so as to permit the. other party to seek confidential treatment of such information. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

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Nothing herein shall be construed as preventing either party from disclosing any information received from the other party to its employees, consultants, agents and affiliates, provided that such employees, consultants, agents and affiliates have undertaken a similar obligation of confidentiality with respect to the confidential information.

No public announcement or other disclosure to any third party concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement, except as required by applicable law, rule or regulation, without first obtaining approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure (pursuant to legal requirement, for recording purposes or otherwise) a reasonable time prior to public release, and shall provide the other party with a written copy of the proposed public statement, in order to solicit such party's written approval. Either party may disclose the existence and terms of this Agreement to potential third party financial investors in such party or a potential third party acquirer (provided that any such third party agrees to maintain the confidentiality of any such information provided to such third party).

14. Termination.

Without limiting any rights which parties may have by reason of default by either party, each party reserves the right to terminate this Agreement in whole or in part, at its convenience by giving written notice as provided in this
Section 14. The termination will become effective (i) in the case of termination by HemaCare, 180 days from the date of notice and (ii) in the case of termination by NeoStem, 180 days from the date of notice; provided, that in the case of termination by HemaCare, from the date of notice until the effective date of termination NeoStem will take steps to find a replacement provider of the Services being provided by HemaCare under this Agreement. Such termination shall be without prejudice to any claims that either party may have against the other. Neostem's sole responsibility in the event of such termination shall be to reimburse HemaCare for Services actually performed by HemaCare up to the effective date of termination. Termination shall not relieve HemaCare or Neostem of their continuing obligations under this Agreement, particularly the requirements of Sections 3, 6, 7, 9, 10, 11, 12, 13 and 16. Any termination for cause may be made effective immediately upon written notice. NeoStem will have the right to continue paying the Annual Maintenance fee, as described in Attachment B, to continue using the SOP's after the agreement is ter inated for up to 10 years.

15. Waiver.

No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or law.

16. Governing Law.

Should any dispute between any of the parties or among the parties anise under this Agreement, Neostem and HemaCare, through appropriately senior persons, shall first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within thirty (30) days of the time the dispute arises.

If no resolution is reached, Neostem and HemaCare shall, within forty-five (45) days of the first meeting, attempt to settle the dispute by formal mediation. If the parties cannot agree upon a mediator and the place of the mediation, the mediation shall be administered by the American Arbitration Association in New York, New York.

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If no resolution is reached in mediation, the dispute shall be resolved by binding arbitration before a panel of three arbitrators, administered by the American Arbitration Association, with limited discovery.

The venue and governing law shall be in New York, New York. In no event shall punitive or exemplary damages be awardable. Each party shall be responsible for their own attorneys' fees and costs. The cost for mediators and arbitrators shall be borne equally.

Notwithstanding the foregoing dispute resolution and governing law provisions, Neostem and HemaCare shall each retain the right to seek judicial injunctive and other equitable relief where appropriate.

17. Ouality Assurance Audits. Neo Stem may perform quality assurance audits relating to HemaCare's performance of Services hereunder upon reasonable notice to HemaCare.

18. Amendment.

This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, cancelled or waived in whole or in part, except by written instruments signed by the parties hereto.

19. Assignment.

Neither this Agreement nor any right or interest hereof may be assigned or transferred by either party without the express written permission of the other party. Such permission shall not be unreasonably withheld.

20. Entire Agreement.

This Agreement constitutes and expresses the entire agreement and understanding between the parties. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document

21. Notice.

Any notice required or permitted hereunder shall be in writing and shall be deemed given as of: (a) the date if it is delivered by hand or (b) three days after it is sent by certified mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified pursuant to this notice provision:

           If to Neostem:
                   Neostem, Inc.
                   420 Lexington Avenue, Suite 450
                   New York, NY 10170
                   Attention: General Counsel

          If to HemaCare:
                   HemaCare Corporation
                   Attn: Judi Irving
                   15350 Sherman Way, Suite 350
                   Van Nuys, California 91406

A party may give notice of change of address to every other party by following provisions of this section,

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22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission shall have the same effect as personal delivery of an executed counterpart of this Agreement.

23. Miscellaneous.

23.1 This Agreement (and the Exhibits and Attachments hereto) constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all other agreements (including the Original Agreement), understandings and contracts whether oral or written with respect thereto. No modification, change, amendment to this Agreement shall be of any force or effect unless in writing and signed by authorized representatives of both Parties.

23.2 The waiver or failure of any Party hereto to exercise any right provided for in this Agreement shall not be deemed a waiver of any f irther right hereunder under such provision or any other provisions. If any provision of this Agreement shall be held to be invalid or unenforceable, the other provisions shall remain in full force and effect.

23.3 Nothing in this Agreement shall, expressly or implied, give to any person other than the parties hereto any benefit or legal or equitable right, remedy or claim except as expressly provided herein. All remedies provided in accordance with this Agreement are cumulative and are in addition to any and all legal rights of the parties except as are expressly limited by the terms hereof.

23.4 To the extent any terms and conditions of this Agreement conflict with the terms and conditions of the Exhibit(s) or Attachments, an order or order acknowledgement, the terns and conditions of this Agreement all control.

23.5 The captions contained in this Agreement are for convenience only, are without substantive meaning, and shall not be construed to modify, enlarge, or restrict any provision.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NeoStem, Inc.                           HemaCare Corporation

By:     /s/ Robin Smith                 By:     /s/Judi Irving
Name:   Robin Smith                     Name:   Judi Irving
Title:  CEO                             Title:  CEO
Date:   12/15/06                        Date:   12/7/06

                                        Federal ID#: 95-3280412


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